Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES APPOINTS KRISTI FRANK TO ITS BOARD

PORTLAND, OR, November 16, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced the appointment of Kristi Frank as the fourth member of the Company’s Board of Directors (the “Board”) effective November 14, 2022. Ms. Frank is an “independent director” according to the rules of the Securities and Exchange Commission and The Nasdaq Stock Market and her appointment creates a majority of independent directors on the Board in compliance with Nasdaq requirements.

Kristi Frank is an entrepreneur and marketing expert. She is the co-founder of YogaSix Utah and the Host and co-creator of the renowned docuseries, ‘The Millionaire Within Her’. Kristi is well known for mentoring entrepreneurs and helping them develop and grow their businesses. Kristi first gained national attention as one of the breakout stars from the first season of the hit TV show, The Apprentice. She was selected out of 250,000 applicants partly because of her entrepreneurial success creating Juliano’s Raw, the first organic Raw Foods restaurant in Santa Monica which attracted major media attention from Time Magazine, E! News and had a celebrity client base of stars like Cher and Jim Carey. Kristi has appeared on Oprah, MSNBC, The View, The Today Show, Entertainment Tonight, The Howard Stern Show and numerous magazine covers.

Kristi has a degree in Industrial Engineering from The University of Southern California. Currently she lives in Park City, Utah with her son and two dogs.

“We are thrilled to welcome Kristi to our Board of Directors,” said Michael R. Zapata, Schmitt’s Chairman and CEO. “Kristi’s entrepreneurial and marketing expertise will serve our shareholders well as we continue to build out and expand Ample Hills. Her insight and experiences will further round out our Board of Directors as we continue to strategically move forward”

About Schmitt Industries

Schmitt is a holding company owning subsidiaries engaged in diverse business activities. The Company was originally incorporated under the laws of British Columbia, Canada, in 1984 and was reincorporated under the laws of the State of Oregon in 1995. Schmitt’s operating businesses include propane tank monitoring solutions, precision measurement solutions and ice cream production and distribution. The Company operates as two reportable segments: the Measurement Segment (“SMS”) and the Ice Cream Segment, which is comprised of Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

For more information contact: Michael Zapata, Chairman and CEO (503) 227-7908 or visit www.schmittindustries.com